Join Chicago Steak Company in Delivering the Ultimate Steak Experience.mp4 (5m
57s) 1 speaker (Speaker 1)

[0:00:01] Speaker 1: In 2008, Matt Crowley and Tom Tsitouris founded Chicago Steak Company with one mission in mind, to supply customers with the world's finest beef. We specialize in the very best steaks your money can buy, hand cut, Midwest raised, USDA prime beef shipped direct to homes and offices nationwide where they're enjoyed by our customers one juicy, tender bite at a time. Our steaks make exceptional gifts for family, friends and business colleagues and are the perfect centerpiece to any backyard cookout. Whether ordered through our catalog or online through our newly redesigned website, our customers know that when they purchase steaks from Chicago Steak Company, they'll be getting only the highest restaurant quality steaks available. In fact, our steaks grace the tables of numerous five star restaurants allowing our customers to have a gourmet steakhouse experience all in the comfort and convenience of your home. At Chicago Steak Company, we start with the finest in American beef, heritage cattle raised in the Midwest. Our local ranchers have dedicated generations to caring for their family-owned cattle farms, and the results show in the exceptional marbling and flavor of Chicago Steak Company steaks. Our steaks are aged up to six weeks in the largest dry-aging room in the US, the exact same facility trusted by gourmet chefs and restaurateurs across the country. Our steaks are trimmed by artisan butchers the old fashioned way, hand carved with expert precision. The result is an exceptionally tender and flavorful steak bite after beefy bite. At Chicago Steak Company, we not only talk the talk, we also deliver on our promises of excellence with our awards and celebrity endorsements. When pitted against seven of the best online steak purveyors in the country during the Great Steak Debate in Manhattan, Chicago Steak Company was the talk of the competition, winning the people's choice award for the best tasting steak. During the event, we even beat out Omaha Steaks, our main competitor in the mail order steak business and a brand worth over $500 million. Our press coverage has been incredible. We've been featured on television channels such as the Home Shopping Network, Discovery Science Channel and national news programs just to name a few. Celebrities like Mike Ditka and Greg Grunberg from Star Wars sing our praises. But what really matters is our customer feedback, which is second to none in the steak direct mail industry. At Chicago Steak Company, we take personal pride in making sure each and every customer is 100% satisfied with their order and we're dedicated to creating an all encompassing luxury experience for each of our customers. Our customers know that our steaks make the perfect gift for any occasion and our sales figures agree as the brand continues to gain market share in the $18 billion food gifting market. Over the past eight years, we've seen strong and consistent growth and our revenue has skyrocketed. But just being good has never been good enough for us. We've recently teamed up with major national companies like Costco, Neiman Marcus, goldbely.com, FTD Florists and more where you will soon find the Chicago Steak Company products available for sale. We expect these partnerships to lead to huge surges in our sales and overall brand reach. The newly revamped website features a professional, luxurious look and feel to match the quality of the products we sell and industry leading conversion rates to turn more website visitors into sales. Our new Steak University portion of the website features informative videos and creative articles that have already reached over half a million YouTube viewers and over 30,000 organic Facebook followers on our Chicago Steak Company Facebook page. With our additional product line, www.mylivelobster.com, customers can now purchase fresh, luscious live Maine lobsters from anywhere in the country. With the seamless roll out of the new brand, we're also demonstrating that we can capitalize on the Chicago Steak Company name and infrastructure to expand exponentially in the future with less overhead and startup costs. We have also added additional price points to our existing product lines and new products to pair with our steaks in gift boxes making our luxury products affordable and accessible to a wider range of customers, and this brings us to our most exciting addition to the Chicago Steak Company, you. We have big plans for the Chicago Steak Company brand. Using our CEO and Chief Visionary Tom Tsitouris' Extensive restaurant development experience, our goal is to have Chicago Steak Company kiosks located in high-end malls throughout the key food gifting holiday season. Long term, we envision testing small footprint luxury boutique meat shops strategically located in upscale neighborhoods around the country. Our ultimate vision, classic, affordable American steakhouse restaurants featuring the Chicago Steak Company name. Chicago Steak Company restaurants would bring our award winning USDA prime steaks and burgers to American neighborhoods. In short, we aim to make Chicago Steak Company a household name for luxury steaks and complementary products expanding the growth and reach of our brand and providing excellent returns to investors along the way. As an investor, you will be part of a growing company that is intent on becoming our customers one stop shop for the gourmet and luxury lifestyle experience. In the future, we are exploring an IPO with a listing on the NASDAQ OTC market with an eye toward the NASDAQ capital market. Other considerations include an acquisition by a large conglomerate. At Chicago Steak Company, we are interested in becoming the best through hard work and dedication to our brand. We are looking for a select group of investors who are interested in doing the same. The Chicago Steak Company, the ultimate steak experience. [0:05:54]



Unlocking the Secrets of Dry-Aged Beef.mp4 (2m 52s) 1 speaker (Speaker 1)

[0:00:07] Speaker 1: Hi, I'm Mark Kranenberg with Steak University TV. I'm so excited to do this video with you guys today, because we're unlocking the secrets of dry-aged beef. When it comes to dry-aged meat, there's nothing more prized than a tasty dry-aged steak. When it comes to steaks, dry aging creates a tenderness, richness, and depth of flavor that you just can't find in other cuts of meat. Dry aging takes time, care, and craft, which is why supermarkets rarely sell dry-aged beef. Instead, dry-aged steaks are usually found in five-star restaurants and high-end steakhouses, many of whom have their own custom-built dry age lockers. So, how does dry aging happen, and what makes a great dry-aged steak? To start with, you need great beef. USDA has three top grades for beef: USDA Prime, USDA Choice, and USDA Select. If you want a truly steakhouse-quality steak, you need to stick with USDS Prime, which has the best marbling and tenderness of any USDA grade. Next comes the dry aging itself. Dry aging takes place in specialized refrigerators called aging lockers. These lockers are precisely controlled for temperature and humidity. Butchers use racks or hangers so that air can flow over the meat's surface, which is essential for the dry aging process. Beef is then left to age for multiple weeks at a time, usually 21 to 28 days. During this time, three things happen to make dry-aged steaks extra-flavorful. First, moisture starts to evaporate. With less moisture, flavor becomes more concentrated, meaning each steak has a more intense and beefy taste. Second, enzymes in the beef start to break down tough muscle fibers. This tenderizes beef, which creates steak so tender, you could cut it with a fork. Finally, these same enzymes create new, richer flavors. This is why dry-aged beef has a more indulgent, umami-rich, and complex flavor profile than unaged or wet-aged steaks. Because of their superior tenderness and flavor, dry-aged steaks have become a luxury item among steak lovers and gourmets around the world. If you're looking for an amazing, truly steakhouse-quality steak at home, be sure to look for dry-aged USDA Prime beef. I'm Mark Kranenberg. For more Steak University TV, be sure to subscribe to our channel, or check us out online at mychicagosteak.com. [0:02:36]



Chicago Steak Company - How will my order arrive.mp4 (6m 19s) 1 speaker (Philippe Bind)

[0:00:02] Philippe Bind: Good Morning. Welcome to the Chicago Steak Company. My name is Philippe Bind. I'm the Corporate Chef welcoming you into my kitchen. I wanted to personally thank you, first of all, for enjoying and receiving some of our perfectly packaged product at your home. What I'm going to do is to make sure now to go through the process with you at what exactly have you purchased. Again, thank you very much for purchasing that. I wanted to make sure that you received this product, and boxed perfectly packaged, washed, and insulated, to your house. Upon receiving that we will want to make sure to open the package up correctly. Let's just at this point open this up. There we go. Gotta go through all the tape just to make sure everything is perfect in here. There we go, so now, up. We have a couple of little goodies in here for you. The first thing is going to be your packaging slip just to make sure that you actually are receiving the product that you have ordered. We take very great pride in making sure to check every single order that we process so that all of our customers are happily satisfied with the product that they receive. This is going to be this. In regards to your registration card that you receive right here, this card is going to be packaged specifically for you and has at the bottom as you can see right here, a registration number that has been designed specifically for your order and processed just for you. Again, a little touch for you just to make sure that we take care of our customers the way we like to. When opening up the card you will see some instructions on how to cook the product, thaw the product, just to help you out and making sure that you enjoy the quality steak that you have just purchased. On top of that, we always want to make sure that you come back, so we have included a gift check for $25 that will, hopefully, bring you back after you've enjoyed this great steak. As well as a little Thank You card for shopping with us. That will give you additional deals from free lobsters to 10 or 15% off based on the orders that you have or will be purchasing from us as well. One caution that I want to make sure that we all look at, which is very important, is that this product has been packed in dry ice. You want to make sure never to touch dry ice. For this purpose we have wrapped every piece of dry ice in here separately to protect you. It is very normal that the product may come to you without any dry ice left in the box. Now that we've gone through this, let's open up this little box of goodies here. What we will have is on your first box here from the Chicago Steak Company, when we look at it what we have here is our chicken breast with lemon pepper. That you actually have purchased from us, so I'm sure you will enjoy that. In the second box, what we have, we are going to have gourmet beef burgers. Obviously we will have burgers on the grill. I'm sure you will enjoy them. If I could I will come with you and enjoy them with you. In the last box, oh you really know what's good, we actually have here our Chicago best seller. In our best seller we are going to have the filet mignon, the boneless strips, the rib-eye, as well as, our top sirloin steak. Again, this is our best seller. I know you will enjoy this product. When you see inside the box you will see a little bit of the dry ice left packaged. We want to make sure just to leave this in here. Do not touch it. Put the lid back on. We'll put this box aside for right now. If we look at our best seller we want to make sure that we are going to look this and open it properly. We are getting my little dandy knife right here. Here we are going to open it. It looks like you have just purchased a diamond at . What you see right here is the Chicago Steak Company little sticker wrapped perfectly so that you will see in here that you have your sirloin steaks perfectly cut and individually cryovaced for your purpose. Your two filet mignon again as well cyrovaced perfectly for you. Your two rib-eye steaks cut specifically the way you have ordered it, as well as your two New York strips. Here we are with the product that is going to be in our Chicago best seller box of steak. The proper way now of making sure that you get to enjoy the steaks is obviously that you will have to thaw the product correctly. For this process you will remove it from the freezer. Place in your refrigerator anywhere from 24 to 36 hours just to make sure that the product has the chance to thaw out properly under refrigeration. Upon opening up the product, you will see that the flesh of the meat is going to turn bright red. That is called blooming, which is perfect. You will see a perfect product that will come to you thawed out after 36 hours. Put it on the grill. The last thing, enjoy it. Thank you. [0:06:08]



How to cook a burger on the grill - Steak University.mp4 (3m 14s) 3 speakers (Speaker 1, Mark Kraneburg, Gabe)

[0:00:01] Speaker 1: This video is sponsored by Chicago Steak Company. Steak University is dedicated to teaching you how to cook the ultimate steak experience.

[0:00:11] Mark Kraneburg: Hi, I'm Mark Kranenburg welcome back to Steak University TV. Today we're hanging out in my backyard making USDA prime steak burgers. Did you know that you could have the ultimate steak experience eating a hamburger? These burgers are made from steak trimmings of USDA prime beef, which is top two percent of beef in the US. As you can see these burgers are all individually vacuum packed, so you can pull them out as you need them, no waste. Not all our burgers come like this, just the USDA prime and Wagyu burgers, these are restaurant style burgers. So, as you can see they're really thick, which means they end up really juicy. The first thing you need to know is your grills gotta be smoking hot, I like to bury the needle, so to speak. Crack the grill open. I always go in, and put a little bit of oil on the grill, that's the secret right there. Oh, yeah. Get that grill nice and black. That's a thing of beauty right there. Crack the package. That's nice and juicy. Slap it on that grill. Hear that? Beautiful. Don't forget to put you Chicago Steak Spice on it. I like to put my on when it's on the grill. I like to put a nice heavy layer. Now we're gonna close it up and let it sit for three minutes. In the meantime, we're gonna put a little bit of oil on our bun, and get it ready for toasting. I just like to put a little bit of oil, some of the good stuff right there. You might ask, what does a guy do for three minutes while he's waiting to flip his burger? I tell you what, you play a little bit of Tetris. You got your steak burgers on the grill, you got a beautiful view, what could be better? All right. It looks like our buns are ready, it's looking about perfect, if you ask me. Throw those off to the side. The three minutes is up. I like to put it on a new spot on the grill. You can never have too much Chicago Steak Spice. All right. Six minutes is up, it's time to open it up and get this party started. My mouth's watering. Just like any steak you gotta remember, you gotta let your burger sit for five minutes, and let those juices reabsorb. All right. Let's load this babies up, tomato, onion, little lettuce, couple pickles for me. Now that's a burger. You all know what I think, let's get the official taste tester here, Gabe take a bite of that. How's it taste?

[0:02:47] Gabe: Good.

[0:02:47] Mark Kraneburg: This is one of those episodes that I just couldn't wait to do because I love burgers. I'm Mark from Steak University TV, don't forget to subscribe, follow us on Twitter, like us on Facebook, and we'll see you next time. Happy grilling.

[0:03:03] Speaker 1: Subscribe to our newsletter to receive cooking tips and exclusive offers only from Chicago Steak Company. [0:03:08]